Exhibit 10.2
Summary of Non-Employee Director Compensation and Benefits*
(as of April 7, 2020)

1.	Annual Retainer Fees**
Independent Directors

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$53,750 in cash paid quarterly. Directors may elect to defer all or part of the cash payment of retainer fees (i) until such time as specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury, or (ii) by electing to receive restricted stock units valued at the closing price of our common stock on the New York Stock Exchange‑Composite Transactions reporting system on the date each retainer payment would otherwise be made in cash.

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$107,500 in shares of our common stock paid in advance on October 1 of each year (or, if the person becomes a director after October 1, a pro rata amount paid on the first business day on which the person becomes a director) and valued at the closing price of our common stock on the New York Stock Exchange‑Composite Transactions reporting system on the payment date. Directors may elect to receive the annual retainer grant of shares of our common stock as described above in the form of restricted stock units in the same number.

2.	Committee Membership and Lead Director Fees**

•	Audit Committee: $12,500 for the Chair.

•	Compensation Committee: $10,000 for the Chair.

•	Board Composition and Corporate Governance Committee: $10,000 for the Chair.

•	Technology Committee: $10,000 for the Chair.

•	Lead Director: $17,500.

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Fees are paid quarterly in cash. Directors may elect to defer all or part of the payment of committee fees (i) until such time as specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury or (ii) by electing to receive restricted stock units valued at the closing price of our common stock on the New York Stock Exchange‑Composite Transactions reporting system on the date each committee fee payment would otherwise be made in cash.

3.	Annual Awards

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$40,000 in shares of our common stock, not to exceed 1,000 shares, paid on the date of our annual meeting of shareowners. Directors elected subsequent to our annual meeting receive a pro-rated number of such shares. Directors may elect to defer the annual share award by electing to receive restricted stock units in the same number.

4.	Individual Limit on Director Compensation

•	The maximum amount of compensation, including the value of equity awards under any of our equity plans, that may be paid to any individual director in any fiscal year may not exceed $750,000.

5.	Other Awards and Benefits

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The Board of Directors may grant directors options to purchase such additional number of shares of our common stock, such additional number of restricted stock units and such additional number of performance shares or performance units as the Board in its sole discretion may determine pursuant to our 2020 Long-Term Incentives Plan.

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We reimburse directors for transportation and other expenses actually incurred in attending Board and Committee meetings. We reimburse directors at the standard mileage rate allowed by the IRS for use in computing the deductible costs for use of a personal automobile in connection with attending Board or Committee meetings or other activities incident to Board service.

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Directors may participate in a matching gift program under which we will match donations made to eligible educational, arts or cultural institutions. Gifts will be matched in any calendar year from a minimum of $25 to a maximum of $10,000.

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Shares of our common stock, restricted stock units and options to purchase shares of our common stock described herein are granted to non-employee directors pursuant to and in accordance with the provisions of our 2020 Long-Term Incentives Plan.

** Annual retainer fees paid in cash and Committee and Lead Director fees may be reinstated to the levels in effect immediately before April 7, 2020 at any time by action of the Board of Directors. Such prior fee levels are set forth in Exhibit 10 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.